Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
THOMAS KEATING, CFO
(201) 823-0700

BCB Bancorp, Inc. Earns $8.1 Million in Second Quarter 2021;

Increases Quarterly Cash Dividend to $0.16 Per Share

BAYONNE, N.J., July 19, 2021 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $8.1 million for the second quarter of 2021, compared to $7.1 million in the first quarter of 2021, and $2.7 million for the second quarter of 2020. Earnings per diluted share for the second quarter of 2021 were $0.45, compared to $0.40 in the preceding quarter and $0.14 in the second quarter of 2020. For the first six months of the year, net income was $15.2 million, or $0.85 per diluted common share, compared with $5.2 million, or $0.26 per diluted common share, for the first six months of 2020.

On July 14, 2021, the Company’s Board of Directors declared an increase to its regular quarterly cash dividend to $0.16 per share, up from $0.14 per share. This is the first increase to the dividend rate since May 2014. The dividend will be payable August 18, 2021, to common shareholders of record on August 4, 2021.

“Given the strong earnings results for the quarter, the optimistic outlook for our industry in the coming periods, and the potential of a growing post-pandemic economy, the Company’s Board of Directors, through unanimous consent, increased the quarterly dividend. The Board believes that providing a solid return on our shareholders’ investments is critical. Continuing our strong earnings momentum into the second quarter, we generated solid profits, an annualized return on average assets of 1.12%, and an annualized return on average equity of 12.6%,” stated Thomas Coughlin, President and Chief Executive Officer.

“We achieved top line net interest income growth, while continuing to manage operating expenses, resulting in an efficiency ratio of 48.9% for the quarter. Our continued efforts to deleverage the balance sheet, deploy excess cash and manage the cost of funds helped expand our net interest margin by 102 basis points during the second quarter of 2021, compared to the second quarter a year ago. We believe our reserve levels are sufficient to cover potential loan losses stemming from the pandemic. As the vaccine rollout continues and COVID-19 restrictions continue to lift in New Jersey and New York, we remain optimistic for growth during the second half of the year.

“We continue to monitor our loan portfolio and asset quality metrics very closely,” said Coughlin. “Although our total non-accrual loans increased to $22.2 million at June 30, 2021 from $16.4 million at December 31, 2020, our level of total impaired and classified loans improved to $62.3 million and $51.9 million, respectively, compared to $83.2 million and $68.6 million, respectively at December 31, 2020. Despite the concerns surrounding the pandemic, the Bank charged-off only $300,000 in loans for the most recent quarter, on a total reserve balance of $37.5 million and a total net portfolio balance of $2.313 billion. Additionally, the Bank had no loans on deferment as of June 30, 2021.”

Executive Summary

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On July 14, 2021, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable August 18, 2021, to common shareholders of record on August 4, 2021.

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Net interest margin was 3.47 percent for the second quarter of 2021, compared to 3.48 percent for the first quarter of 2021, and a 102-basis point improvement from 2.45 percent for the second quarter of 2020.

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Total yield on interest-earning assets decreased 11 basis points to 4.04 percent for the second quarter of 2021, compared to 4.15 percent for the first quarter of 2021, and increased 33 basis points from 3.71 percent for the second quarter of 2020.

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Total cost of interest-bearing liabilities decreased 11 basis points to 0.74 percent for the second quarter of 2021, compared to 0.85 percent for the first quarter of 2021, and decreased 81 basis points from 1.55 percent for the second quarter of 2020.

•	Net income was $8.1 million in the second quarter of 2021, compared to $7.1 million in the prior quarter and $2.7 million in the second quarter a year ago.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

•	Earnings per diluted share were $0.45 in the second quarter of 2021, compared to $0.40 in the prior quarter, and $0.14 in the second quarter of 2020.

•	The efficiency ratio for the second quarter improved to 48.9% compared to 53.2% in the prior quarter, and 62.6% in the second quarter of 2020.

•	The return on average assets ratio for the second quarter improved to 1.12% compared to 1.01% in the prior quarter, and 0.36% in the second quarter of 2020.

•	The return on average equity ratio for the second quarter improved to 12.6% compared to 11.4% in the prior quarter, and 4.6% in the second quarter of 2020.

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The provision for loan losses decreased by $1.0 million, to $2.3 million for the second quarter of 2021, compared to a provision for loan losses of $3.3 million for the second quarter of 2020; this decrease was primarily due to factors related to the COVID-19 pandemic; the 2021 second quarter provision for loan losses increased by $430,000 compared to a provision for loan losses of $1.9 million for the first quarter of 2021.

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Allowance for loan losses as a percentage of non-accrual loans was 169.0 percent at June 30, 2021, compared to 246.3 percent for the prior quarter and 641.6 percent at June 30, 2020, as total non-accrual loans increased to $22.2 million at June 30, 2021 from $14.4 million for the prior quarter and increased compared to $4.5 million at June 30, 2020.

•	Total deposits were $2.446 billion at June 30, 2021, up from $2.318 billion at the beginning of the year.

Balance Sheet Review

Total assets increased by $74.2 million, or 2.6 percent, to $2.895 billion at June 30, 2021, from $2.821 billion at December 31, 2020. The increase in total assets was mainly related to increases in total cash and cash equivalents and loans receivable, partly offset by a decrease in investment securities.

Total cash and cash equivalents increased by $67.0 million, or 25.7 percent, to $328.3 million at June 30, 2021 from $261.3 million at December 31, 2020. This increase was primarily due to an increase in deposits, partly offset by net repayments of borrowings.

Loans receivable, net, increased by $17.5 million, or 0.8 percent, to $2.313 billion at June 30, 2021 from $2.295 billion at December 31, 2020. Total loan increases for the first six months of 2021 included increases of $25.3 million in construction loans, $24.0 million in commercial real estate and multi-family loans, partly offset by decreases of $15.0 million in residential one-to-four family loans, $12.2 million in commercial business loans, $334,000 in home equity loans, and $363,000 in consumer loans. The allowance for loan losses increased $3.9 million to $37.5 million, or 169.0 percent of non-accruing loans and 1.59 percent of gross loans, at June 30, 2021 as compared to an allowance for loan losses of $33.6 million, or 205.2 percent of non-accruing loans and 1.44 percent of gross loans, at December 31, 2020.

Total investment securities decreased by $13.1 million, or 11.1 percent, to $104.4 million at June 30, 2021 from $117.5 million at December 31, 2020, representing repayments, calls and maturities, partly offset by purchases of $11.1 million.

Deposit liabilities increased by $127.8 million, or 5.5 percent, to $2.446 billion at June 30, 2021 from $2.318 billion at December 31, 2020. The increase in deposit liabilities mainly related to the recent payments to individuals under the American Rescue Plan Act of 2021, adopted in March of this year to provide additional relief for individuals and businesses affected by the coronavirus pandemic, and proceeds from the second round of PPP loans. Total increases for the six months ended June 30, 2021, included $89.9 million in non-interest-bearing deposit accounts, $29.3 million in money market checking accounts, $18.5 million in savings and club accounts and $5.3 million in NOW deposit accounts. The increase in deposits was partly offset by a decrease of $15.2 million in certificates of deposit, including listing service and brokered deposit accounts. The Company utilizes listing service and brokered certificates of deposit as additional sources of deposit liquidity to fund loan growth. At June 30, 2021, the Company had $17.0 million in listing service deposits and no brokered certificates of deposit.

Debt obligations decreased by $62.6 million, or 27.4 percent, to $165.6 million at June 30, 2021 from $228.2 million at December 31, 2020. The weighted average interest rate of FHLB advances was 1.40 percent at June 30, 2021 and 1.66 percent at December 31, 2020. The fixed interest rate of our subordinated debt balances was 5.625 percent at June 30, 2021 and December 31, 2020. During the six months ended June 30, 2021, the Company opted to extinguish $73.0 million in FHLB advances which held a weighted average rate of 1.99%. The advances were originally set to mature in 2021 through 2024. The effect of the extinguishment of the debt reduced the weighted average cost of FHLB borrowings by approximately 21 basis points on an annualized basis. The related expense for the extinguishment of this debt is included in noninterest expense.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

Stockholders’ equity increased by $9.3 million, or 3.7 percent, to $258.5 million at June 30, 2021 from $249.2 million at December 31, 2020. The increase was primarily attributable to the increase in retained earnings of $9.8 million, or 16.8 percent, to $68.1 million at June 30, 2021 from $58.3 million at December 31, 2020, related to the net effect of net income less dividends paid for the six months ended June 30, 2021.

Second Quarter 2021 Income Statement Review

Net interest income increased by $6.1 million, or 33.8 percent, to $24.1 million for the second quarter of 2021 from $18.0 million for the second quarter of 2020. The increase in net interest income resulted primarily from a $5.3 million decrease in interest expense and an increase of $798,000 in interest income.

Interest income increased by $798,000, or 2.9 percent, to $28.0 million for the second quarter of 2021 from $27.2 million for the second quarter of 2020. The increase in interest income mainly related to an increase in the average balance of loans receivable of $67.0 million, or 2.9 percent, to $2.344 billion for the second quarter of 2021 from $2.277 billion for the second quarter of 2020. The increase in interest income was partly offset by a decrease in the average balance of total interest-earning deposits of $228.0 million, or 41.4 percent, to $323.0 million for the second quarter of 2021 from $550.9 million for the second quarter of 2020. The decrease in the average balance of interest-earning deposits mainly relates to a decrease in the Company’s level of average cash balances for the second quarter of 2021 as compared to the second quarter of 2020, relating to decreases in the average balances of deposits and FHLB advances. Interest income on loans also included $201,000 of amortization of purchase credit fair value adjustments related to the acquisition of IA Bancorp, Inc. (“IAB”) for the three months ended June 30, 2021, which added approximately three basis points to the average yield on interest earning assets.

Interest expense decreased by $5.3 million, or 57.2 percent, to $3.9 million for the second quarter of 2021 from $9.2 million for the second quarter of 2020. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 81 basis points to 0.74 percent for the second quarter of 2021 from 1.55 percent for the second quarter of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $250.0 million, or 10.5 percent, to $2.129 billion for the second quarter of 2021 from $2.379 billion for the second quarter of 2020. The decrease in the average cost of funds primarily resulted from the declining interest rate environment and an increased focus on managing funding costs. The decrease in the average balance of interest-bearing liabilities primarily resulted the Company’s strategy of continued deleveraging.

Net interest margin was 3.47 percent for the second quarter of 2021, compared to 2.45 percent for the second quarter of 2020. The increase in the net interest margin compared to the prior-year period was the result of the volatile financial markets in 2020 attributable to the COVID-19 pandemic and the low interest rate environment. Management has been proactive in managing the Company’s cost of funds and has significantly decreased the average cost of total interest-bearing liabilities, while improving the average yield on interest-earning assets for the second quarter of 2021 compared to the second quarter of 2020. Despite the ongoing pandemic, the Company has been able to increase its average balance of loans receivable for the second quarter of 2021 as compared to the second quarter of 2020. The decrease in cost of funds and the increase in the yield on interest-earning assets highlight management’s efforts to maintain a strong net interest margin.

Non-interest income increased by $1.7 million, or 154.5 percent, to $2.8 million for the second quarter of 2021 from $1.1 million for the second quarter of 2020. The increase in total noninterest income was mainly related to BOLI income of $729,000 in the current quarter, an increase in fees and service charges of $492,000, a gain on the sale of premises of $371,000 in the current quarter and an increase in the gain on the sales of loans of $161,000. The BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020, and an additional purchase of $8.5 million in the first quarter of 2021. The higher fees and service charges related primarily to $144,000 of referral fees for PPP loans. The gains on loan sales are based on market conditions. The gain on the sale of premises results from the sale of a branch office.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

Non-interest expense increased by $1.2 million, or 10.1 percent, to $13.2 million for the second quarter of 2021 from $12.0 million for the second quarter of 2020. Salaries and employee benefits expense increased by $830,000, or 14.6 percent, to $6.5 million for the second quarter of 2021 from $5.7 million for the second quarter of 2020, primarily related to $1.1 million of costs deferred for PPP loans in the prior-year period and normal compensation increases, partly offset by fewer full-time equivalent employees. The PPP costs deferred in the prior-year period represent salaries and benefit costs associated with direct PPP loan origination costs. The number of full-time equivalent employees for the second quarter of 2021 was 288, as compared with 340 for the same period in 2020. Occupancy and equipment expense decreased by $242,000, or 8.3 percent, to $2.7 million for the second quarter of 2021 from $2.9 million for the second quarter of 2020, largely related to the termination of building sanitization costs associated with the COVID-19 pandemic in the current quarter and the closure of two of the Company’s branch offices in the fourth quarter of 2020. The Company recognized an expense of $194,000 for a loss on extinguishment of debt, related to the prepayment of higher-cost FHLB borrowings in the second quarter of 2021. Other noninterest expense increased by $223,000, or 16.5 percent, to $1.6 million for the second quarter of 2021 from $1.4 million for the second quarter of 2020. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The increase in other noninterest expense in the current period was primarily related to curtailed business development and loan-related expenses in the prior-year period, largely attributable to the pandemic condition.

The income tax provision increased by $2.3 million, or 201.7 percent, to $3.4 million for the second quarter of 2021 from $1.1 million for the second quarter of 2020. The increase in the income tax provision was a result of higher taxable income for the second quarter of 2021 as compared with that same period for 2020. The consolidated effective tax rate for the second quarter of 2021 was 29.6 percent compared to 29.1 percent for the second quarter of 2020. The higher rate in the current period related primarily to a one percent increase in the New Jersey surtax rate.

Year-to-Date Income Statement Review

Net interest income increased by $10.9 million, or 29.5 percent, to $47.6 million for the first six months of 2021 from $36.7 million for the first six months of 2020. The increase in net interest income resulted primarily from a $11.4 million decrease in interest expense, partly offset by a decrease of $546,000 in interest income.

Interest income decreased by $546,000, or 1.0 percent, to $56.1 million for the first six months of 2021 from $56.6 million for the first six months of 2020. The decrease in interest income mainly related to a $2.0 million reduction in interest income from FHLB stock and other interest earning assets, relating to lower average cash balances and lower yields, and a decrease in the average balance of total interest-earning deposits of $271.9 million, or 48.1 percent, to $293.8 million for the first six months of 2021 from $565.8 million for the first six months of 2020. The decrease in the average balance of interest-earning deposits mainly relates to a decrease in the Company’s level of average cash balances for the first six months of 2021 as compared to the first six months of 2020, relating to decreases in the average balances of deposits and FHLB advances. This decrease in interest income was partly offset by an increase in the average balance of loans receivable of $104.4 million, or 4.7 percent, to $2.335 billion for the first six months of 2021 from $2.231 billion for the first six months of 2020. Interest income on loans also included $412,000 of amortization of purchase credit fair value adjustments related to the acquisition of IAB for the six months ended June 30, 2021, which added approximately two basis points to the average yield on interest earning assets.

Interest expense decreased by $11.4 million, or 57.4 percent, to $8.5 million for the first six months of 2021 from $19.9 million for the first six months of 2020. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 86 basis points to 0.80 percent for the first six months of 2021 from 1.66 percent for the first six months of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $262.1 million, or 11.0 percent, to $2.125 billion for the first six months of 2021 from $2.387 billion for the first six months of 2020. The decrease in the average cost of funds primarily resulted from the declining interest rate environment and an increased focus on managing funding costs. The decrease in the average balance of interest-bearing liabilities primarily resulted the Company’s strategy of continued deleveraging.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

Net interest margin was 3.48 percent for the first six months of 2021, compared to 2.54 percent for the first six months of 2020. The increase in the net interest margin compared to the prior-year period was the result of the volatile financial markets in 2020 attributable to the COVID-19 pandemic and the low interest rate environment. Management has been proactive in managing the Company’s cost of funds and has significantly decreased the average cost of total interest-bearing liabilities, while improving the average yield on interest-earning assets for the first six months of 2021 compared to the first six months of 2020. Despite the ongoing pandemic, the Company has been able to increase its average balance of loans receivable for the first six months of 2021 as compared to the first six months of 2020. The decrease in cost of funds and the increase in the yield on interest-earning assets highlight management’s efforts to maintain a strong net interest margin.

Total non-interest income increased by $3.0 million, or 166.3 percent, to $4.8 million for the first six months of 2021 from $1.8 million for the first six months of 2020. The increase in total non-interest income was mainly related to $1.4 million in BOLI income, an increase of $877,000 in fees and service charges, an increase in the gain on sale of loans of $374,000, a gain on the sale of premises of $371,000 and an increase of $301,000 in unrealized gains on equity securities, partly offset by a decrease in other non-interest income of $270,000. The BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020, and an additional purchase of $8.5 million in the first quarter of 2021. The higher fees and service charges related primarily to $472,000 of referral fees for PPP loans. The gains on loan sales are based on market conditions. The decrease in other non-interest income related primarily to the reversal of certain liabilities previously recorded for IAB acquired loans that paid during the first six months of 2020. The gain on the sale of premises results from the sale of a branch office.

Total non-interest expense increased by $424,000, or 1.6 percent, to $26.7 million for the first six months of 2021 from $26.3 million for the first six months of 2020. Salaries and employee benefits expense was unchanged at $13.1 million for the first six months of 2021 and 2020, despite having $1.1 million of costs deferred for PPP loans in the prior year period. The PPP costs deferred in the prior-year period represent salaries and benefit costs associated with direct PPP loan origination cost. The number of full-time equivalent employees for the six months of 2021 was 300, as compared with 356 for the same period in 2020. The Company recognized an expense of $734,000 for a loss on extinguishment of debt, related to the prepayment of higher-cost FHLB borrowings in the six months ended June 30, 2021.

The income tax provision increased by $4.1 million, or 188.1 percent, to $6.3 million for the first six months of 2021 from $2.2 million for the first six months of 2020. The increase in the income tax provision was a result of higher taxable income for the first six months of 2021 as compared to that same period for 2020. The consolidated effective tax rate for the first six months of 2021 was 29.4 percent compared to 29.5 percent for the same period of 2020.

Asset Quality

During the second quarter of 2021, the Company recognized $300,000 in net charge-offs, compared to $8,000 in net recoveries for the second quarter of 2020.

The provision for loan losses decreased by $1.0 million, to $2.3 million, for the second quarter of 2021, compared to $3.3 million for the second quarter of 2020. The decrease was primarily due to improved COVID-19 related economic metrics. The Bank had non-accrual loans totaling $22.2 million, or 0.94 percent, of gross loans at June 30, 2021, as compared to $16.4 million, or 0.70 percent, of gross loans at December 31, 2020.

Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at June 30, 2021, were $12.6 million, compared to $13.8 million at December 31, 2020. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $37.5 million, or 1.59 percent of gross loans at June 30, 2021, and $33.6 million, or 1.44 percent of gross loans at December 31, 2020. The allowance for loan losses was 169.0 percent of non-accrual loans at June, 30, 2021, and 205.2 percent of non-accrual loans at December 31, 2020.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption remains uncertain. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

•	Operational Initiatives

•	Management meets on an as-needed basis and actively monitors guidance released by regulators, banking associations as well as state and local government.

•	Most employees have returned to work, however social distancing is still encouraged for those that are unvaccinated.

•	Barriers are in place in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized as needed and employees have access to masks, gloves and disinfectant.

•	Management provides updates to employees as needed.

•	The Call Center is open six days a week to assist with customer inquiries.

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Branch offices are open; however customers have the ability to make an appointment if they choose. The Bank is encouraging customers to utilize the ATM, drive-through and electronic banking services whenever possible.

•	The Bank worked with a local provider in April/May to have the vaccine administered at one of the bank’s locations.

•	Allowance for Loan Losses (“ALLL”)

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The Bank increased its loan loss reserves through the addition of $2.3 million in loan loss provisions for the second quarter of 2021, as compared to $3.3 million for the same period last year. The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Loan categories for specific business types were stressed due to rising delinquencies within those market sectors (hospitality, restaurants, office space, industrial, residential 1-4 (that had previously been granted deferrals) and commercial condos) to determine the potential for collateral shortfalls. The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

Loan Deferments

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The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, encouraged financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19. The Bank did so in 2020, but now has no deferred loans within its portfolio.

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The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Most of these loans are accruing interest and the Bank is considering the loans within the overall allowance for loan loss analysis.

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The Bank has worked with customers that previously requested loan deferments and entered into COVID-19 modifications. The loan balances for these customers at June 30, 2021 was approximately $56.3 million. The modifications generally provide a short-term, interest-only period. The Bank does not believe that these modified loans will result in losses, so long as the borrowers’ representation of cash flows is realized. Borrowers that have requested modifications with less definitive cash flow projections have been denied and are being analyzed as part of the loan stress testing and Allowance for Loan Loss calculation.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

•	Paycheck Protection Program (PPP)

•	The Bank has partnered with The Loan Source, Inc. and recognized $472,000 in referral fees for the second round of PPP loans in the six months ended June 30, 2021.

•	IT Changes

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To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite. We have taken additional steps to minimize the increased risk of security breaches (including privacy breaches and cyber-attacks), given the increased number of employees working remotely.

•	Liquidity and Capital Resources

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The Company was well positioned with adequate levels of cash and liquid assets as of June 30, 2021, as well as wholesale borrowing capacity of over $800 million. At June 30, 2021, the Company’s equity to assets ratio was 8.93 percent and the Bank is considered “well capitalized” under its regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond any forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

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as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Statements of Income—Three Months Ended,
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021 vs. March 31, 2021	June 30, 2021 vs. June 30, 2020
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$26,888	$26,863	$26,123	0.1%	2.9%
Mortgage-backed securities	167	206	494	-18.9%	-66.2%
Other investment securities	747	784	246	-4.7%	203.7%
FHLB stock and other interest earning assets	202	222	343	-9.0%	-41.1%

Total interest and dividend income	28,004	28,075	27,206	-0.3%	2.9%

Interest expense:
Deposits:
Demand	1,150	1,198	1,562	-4.0%	-26.4%
Savings and club	127	118	106	7.6%	19.8%
Certificates of deposit	1,639	1,992	5,695	-17.7%	-71.2%

	2,916	3,308	7,363	-11.9%	-60.4%
Borrowings	1,024	1,205	1,852	-15.0%	-44.7%

Total interest expense	3,940	4,513	9,215	-12.7%	-57.2%

Net interest income	24,064	23,562	17,991	2.1%	33.8%
Provision for loan losses	2,295	1,865	3,300	23.1%	-30.5%

Net interest income after provision for loan losses	21,769	21,697	14,691	0.3%	48.2%

Non-interest income:
Fees and service charges	1,029	1,111	537	-7.4%	91.6%
Gain on sales of loans	218	274	57	-20.4%	282.5%
Loss on sale of impaired loans	(64)	—	—	0.0%	0.0%
Gain on sale of investment securities	—	—	40	0.0%	-100.0%
Gain on sale of premises	371	—	—	0.0%	0.0%
BOLI income	729	701	—	4.0%	0.0%
Realized and unrealized (loss) gain on equity investments	499	(196)	442	-354.6%	12.9%
Other	38	60	32	-36.7%	18.8%

Total non-interest income	2,820	1,950	1,108	44.6%	154.5%

Non-interest expense:
Salaries and employee benefits	6,512	6,545	5,682	-0.5%	14.6%
Occupancy and equipment	2,668	2,953	2,910	-9.7%	-8.3%
Data processing and service fees	1,064	1,008	951	5.6%	11.9%
Professional fees	491	412	398	19.2%	23.4%
Director fees	310	247	365	25.5%	-15.1%
Regulatory assessment fees	314	376	251	-16.5%	25.1%
Advertising and promotional	14	12	26	16.7%	-46.2%
Other real estate owned, net	19	4	21	375.0%	-9.5%
Loss from extinguishment of debt	194	540	—	-64.1%	0.0%
Other	1,571	1,486	1,348	5.7%	16.5%

Total non-interest expense	13,157	13,583	11,952	-3.1%	10.1%

Income before income tax provision	11,432	10,064	3,847	13.6%	197.2%
Income tax provision	3,382	2,947	1,121	14.8%	201.7%

Net Income	8,050	7,117	2,726	13.1%	195.3%
Preferred stock dividends	284	283	341	0.4%	-16.7%

Net Income available to common stockholders	$7,766	$6,834	$2,385	13.6%	225.6%

Net Income per common share-basic and diluted
Basic	$0.45	$0.40	$0.14	12.5%	221.4%

Diluted	$0.45	$0.40	$0.14	12.5%	221.4%

Weighted average number of common shares outstanding
Basic	17,126	17,115	17,179	0.1%	-0.3%

Diluted	17,282	17,232	17,183	0.3%	0.6%

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Statements of Income - Six Months Ended,
	June 30, 2021	June 30, 2020	June 30, 2021 vs. June 30, 2020
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$53,751	$52,937	1.5%
Mortgage-backed securities	373	1,057	-64.7%
Other investment securities	1,531	254	502.8%
FHLB stock and other interest earning assets	424	2,377	-82.2%

Total interest and dividend income	56,079	56,625	-1.0%

Interest expense:
Deposits:
Demand	2,348	3,770	-37.7%
Savings and club	245	211	16.1%
Certificates of deposit	3,631	12,127	-70.1%

	6,224	16,108	-61.4%
Borrowings	2,229	3,748	-40.5%

Total interest expense	8,453	19,856	-57.4%

Net interest income	47,626	36,769	29.5%
Provision for loan losses	4,160	4,800	-13.3%

Net interest income after provision for loan losses	43,466	31,969	36.0%

Non-interest income:
Fees and service charges	2,140	1,263	69.4%
Gain on sales of loans	492	118	316.9%
Loss on sale of impaired loans	(64)	—	0.0%
Gain on sale of investment securities	—	40	-100.0%
Gain on sale of premises	371	—	0.0%
BOLI income	1,430	—	0.0%
Realized and unrealized gain on equity investments	303	2	15050.0%
Other	98	368	-73.4%

Total non-interest income	4,770	1,791	166.3%

Non-interest expense:
Salaries and employee benefits	13,057	13,071	-0.1%
Occupancy and equipment	5,621	5,734	-2.0%
Data processing and service fees	2,072	1,889	9.7%
Professional fees	903	868	4.0%
Director fees	557	723	-23.0%
Regulatory assessments	690	572	20.6%
Advertising and promotional	26	87	-70.1%
Other real estate owned, net	23	47	-51.1%
Loss from extinguishment of debt	734	—	0.0%
Other	3,057	3,325	-8.1%

Total non-interest expense	26,740	26,316	1.6%

Income before income tax provision	21,496	7,444	188.8%
Income tax provision	6,329	2,197	188.1%

Net Income	15,167	5,247	189.1%
Preferred stock dividends	567	682	-16.9%

Net Income available to common stockholders	$14,600	$4,565	219.8%

Net Income per common share-basic and diluted
Basic	$0.85	$0.26	226.9%

Diluted	$0.85	$0.26	226.9%

Weighted average number of common shares outstanding
Basic	17,120	17,340	-1.3%

Diluted	17,257	17,366	-0.6%

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

Statements of Financial Condition	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021 vs. March 31, 2021	June 30, 2021 vs. June 30, 2020
ASSETS	(In Thousands, except per share amounts, Unaudited)
Cash and amounts due from depository institutions	$9,039	$24,796	$18,799	-63.5%	-51.9%
Interest-earning deposits	319,218	272,142	393,450	17.3%	-18.9%

Total cash and cash equivalents	328,257	296,938	412,249	10.5%	-20.4%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	83,543	93,582	127,518	-10.7%	-34.5%
Equity investments	20,841	18,278	12,683	14.0%	64.3%
Loans held for sale	3,154	1,147	760	175.0%	315.0%
Loans receivable, net of allowance for loan losses of $37,472, $35,477, and $28,842 respectively	2,312,559	2,296,434	2,343,593	0.7%	-1.3%
Federal Home Loan Bank of New York stock, at cost	8,881	8,920	13,529	-0.4%	-34.4%
Premises and equipment, net	13,819	14,796	18,653	-6.6%	-25.9%
Accrued interest receivable	10,621	12,056	16,569	-11.9%	-35.9%
Other real estate owned	414	414	1,623	0.0%	-74.5%
Deferred income taxes	13,778	13,239	11,339	4.1%	21.5%
Goodwill and other intangibles	5,458	5,472	5,519	-0.3%	-1.1%
Operating lease right-of-use asset	13,980	14,328	13,335	-2.4%	4.8%
Bank-owned life insurance (“BOLI”)	70,963	70,234	—	1.0%	0.0%
Other assets	8,187	5,887	8,771	39.1%	-6.7%

Total Assets	$2,895,190	$2,852,460	$2,986,876	1.5%	-3.1%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$492,014	$454,061	$390,912	8.4%	25.9%
Interest bearing deposits	1,953,800	1,950,074	2,051,321	0.2%	-4.8%

Total deposits	2,445,814	2,404,135	2,442,233	1.7%	0.1%
FHLB advances	128,436	133,298	242,800	-3.6%	-47.1%
Subordinated debentures	37,159	37,101	36,926	0.2%	0.6%
Operating lease liability	14,256	14,589	13,521	-2.3%	5.4%
Other liabilities	11,001	9,883	10,377	11.3%	6.0%

Total Liabilities	2,636,666	2,599,006	2,745,857	1.4%	-4.0%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,723	25,723	27,956	0.0%	-8.0%
Common stock: no par value, 40,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	192,968	192,633	191,160	0.2%	0.9%
Retained earnings	68,123	62,777	48,097	8.5%	41.6%
Accumulated other comprehensive (loss) income	(93)	(349)	724	-73.4%	-112.8%
Treasury stock, at cost	(28,197)	(27,330)	(26,918)	3.2%	4.8%

Total Stockholders’ Equity	258,524	253,454	241,019	2.0%	7.3%

Total Liabilities and Stockholders’ Equity	$2,895,190	$2,852,460	$2,986,876	1.5%	-3.1%

Outstanding common shares	17,077	17,121	17,057	-0.3%	0.1%

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Three Months Ended June 30,
	2021			2020
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,343,775	$26,888	4.59%	$2,276,740	$26,123	4.59%
Investment Securities	105,520	914	3.46%	106,777	740	2.77%
Interest-earning deposits	322,966	202	0.25%	550,929	343	0.25%

Total Interest-earning assets	2,772,262	28,004	4.04%	2,934,446	27,206	3.71%
Non-interest-earning assets	107,412			83,651
Total assets	$2,879,673			$3,018,097

Interest-bearing liabilities:
Interest-bearing demand accounts	$631,568	$703	0.45%	$466,565	$797	0.68%
Money market accounts	335,877	447	0.53%	327,533	765	0.93%
Savings accounts	315,210	127	0.16%	269,299	106	0.16%
Certificates of Deposit	676,163	1,639	0.97%	1,029,281	5,695	2.21%

Total interest-bearing deposits	1,958,818	2,916	0.60%	2,092,677	7,363	1.41%
Borrowed funds	170,433	1,024	2.40%	286,616	1,852	2.58%

Total interest-bearing liabilities	2,129,250	3,940	0.74%	2,379,293	9,215	1.55%
Non-interest-bearing liabilities	494,929			400,368

Total liabilities	2,624,179			2,779,661
Stockholders’ equity	255,494			238,435

Total liabilities and stockholders’ equity	$2,879,673			$3,018,097

Net interest income		$24,064			$17,991

Net interest rate spread(1)			3.30%			2.16%

Net interest margin(2)			3.47%			2.45%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Financial Condition data by quarter
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
		(In thousands, except book values)
Total assets	$2,895,190	$2,852,460	$2,821,016	$2,842,319	$2,986,876
Cash and cash equivalents	328,257	296,938	261,229	160,551	412,249
Securities	104,384	111,860	117,473	134,144	140,201
Loans receivable, net	2,312,559	2,296,434	2,295,021	2,391,990	2,343,593
Deposits	2,445,814	2,404,135	2,318,050	2,273,338	2,442,233
Borrowings	165,595	170,399	228,203	296,584	279,726
Stockholders’ equity	258,524	253,454	249,211	242,687	241,019
Book value per common share[1]	$13.63	$13.30	$13.06	$12.83	$12.49
Tangible book value per common share[2]	$13.32	$12.99	$12.76	$12.53	$12.18

	Operating data by quarter
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
		(In thousands, except for per share amounts)
Net interest income	$24,064	$23,562	$22,751	$20,890	$17,991
Provision for loan losses	2,295	1,865	1,915	2,726	3,300
Non-interest income	2,820	1,950	3,744	6,955	1,108
Non-interest expense	13,157	13,583	14,378	13,342	11,952
Income tax expense	3,382	2,947	2,904	3,465	1,121

Net income	$8,050	$7,117	$7,298	$8,312	$2,726

Net income per diluted share	$0.45	$0.40	$0.41	$0.47	$0.14

Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Return on average assets	1.12%	1.01%	1.03%	1.15%	0.36%
Return on average stockholder’s equity	12.60%	11.37%	11.93%	14.06%	4.57%
Net interest margin	3.47%	3.48%	3.35%	2.98%	2.45%
Stockholder’s equity to total assets	8.93%	8.89%	8.83%	8.54%	8.07%
Efficiency Ratio[4]	48.94%	53.24%	54.27%	47.92%	62.58%

	Asset Quality Ratios
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
		(In thousands, except for ratio %)
Non-Accrual Loans	$22,174	$14,405	$16,396	$7,151	$4,495
Non-Accrual Loans as a % of Total Loans	0.94%	0.62%	0.70%	0.29%	0.19%
ALLL as % of Non-Accrual Loans	169.0%	246.3%	205.2%	444.1%	641.6%
Impaired Loans	62,281	67,344	83,201	31,318	26,839
Classified Loans	51,926	56,178	68,580	18,138	13,584

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,335,051	$53,751	4.60%	$2,230,683	$52,937	4.75%
Investment Securities	109,967	1,904	3.46%	99,542	1,311	2.63%
Interest-earning deposits	293,827	424	0.29%	565,776	2,377	0.84%

Total Interest-earning assets	2,738,845	56,079	4.10%	2,896,001	56,625	3.91%
Non-interest-earning assets	108,486			79,193
Total assets	$2,847,331			$2,975,194

Interest-bearing liabilities:
Interest-bearing demand accounts	$621,287	$1,460	0.47%	$436,952	$1,655	0.76%
Money market accounts	326,565	888	0.54%	324,383	2,115	1.30%
Savings accounts	309,010	245	0.16%	264,510	211	0.16%
Certificates of Deposit	679,550	3,631	1.07%	1,074,671	12,127	2.26%

Total interest-bearing deposits	1,936,413	6,224	0.64%	2,100,515	16,108	1.53%
Borrowed funds	188,096	2,229	2.37%	286,089	3,748	2.62%

Total interest-bearing liabilities	2,124,509	8,453	0.80%	2,386,604	19,856	1.66%
Non-interest-bearing liabilities	469,808			349,708

Total liabilities	2,594,317			2,736,312
Stockholders’ equity	253,014			238,882

Total liabilities and stockholders’ equity	$2,847,331			$2,975,194

Net interest income		$47,626			$36,769

Net interest rate spread(1)			3.30%			2.25%

Net interest margin(2)			3.48%			2.54%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Recorded Investment in Loans Receivable by quarter
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
			(In thousands)
Residential one-to-four family	$229,365	$234,375	$244,369	$241,796	$247,471
Commercial and multi-family	1,714,848	1,700,113	1,690,836	1,677,668	1,643,954
Construction	181,312	167,224	155,967	134,769	111,463
Commercial business	172,129	177,340	184,357	311,204	309,284
Home equity	53,333	53,360	53,667	60,973	63,481
Consumer	459	851	822	770	603

	$2,351,446	$2,333,263	$2,330,018	$2,427,180	$2,376,256
Less:
Deferred loan fees, net	(1,415)	(1,352)	(1,358)	(3,430)	(3,821)
Allowance for loan loss	(37,472)	(35,477)	(33,639)	(31,760)	(28,842)

Total loans, net	$2,312,559	$2,296,434	$2,295,021	$2,391,990	$2,343,593

	Non-Accruing Loans in Portfolio by quarter
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
	(In thousands)
Originated loans:
Residential one-to-four family	$464	$701	$1,736	$1,412	$1,332
Commercial and multi-family	14,673	7,962	8,721	1,436	849
Construction	2,787	—	—	—	—
Commercial business	4,216	5,307	5,383	3,630	1,642
Home equity	34	435	556	673	672

Total:	$22,174	$14,405	$16,396	$7,151	$4,495

BCBP Reports Second Quarter 2021 Earnings

July 19, 2021

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$258,524	$253,454	$249,211	$242,687	$241,019
Less: goodwill	5,252	5,253	5,253	5,253	5,253
Less: preferred stock	25,723	25,723	25,723	23,481	27,956

Total tangible common stockholders’ equity	227,549	222,478	218,235	213,953	207,810
Shares common shares outstanding	17,077	17,121	17,108	17,081	17,057
Book value per common share	$13.63	$13.30	$13.06	$12.83	$12.49

Tangible book value per common share	$13.32	$12.99	$12.76	$12.53	$12.18

	Efficiency Ratios
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
	(In thousands, except for ratio %)
Net interest income	$24,064	$23,562	$22,751	$20,890	$17,991
Non-interest income	2,820	1,950	3,744	6,955	1,108

Total income	26,884	25,512	26,495	27,845	19,099
Non-interest expense	13,157	13,583	14,378	13,342	11,952

Efficiency Ratio	48.94%	53.24%	54.27%	47.92%	62.58%

	Distribution of Deposits by quarter
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
	(In thousands)
Demand:
Non-Interest Bearing	$492,014	$454,061	$402,100	$395,630	$390,912
Interest Bearing	619,163	620,171	613,882	504,863	472,064
Money Market	344,512	335,440	315,208	311,074	319,113

Sub-total:	$1,455,689	$1,409,672	$1,331,190	$1,211,567	$1,182,089
Savings and Club	316,244	311,259	297,765	287,513	275,567
Certificates of Deposit	673,881	683,204	689,095	774,258	984,577

Total Deposits:	$2,445,814	$2,404,135	$2,318,050	$2,273,338	$2,442,233

Transmitted on Globe Newswire on July 19, 2021 at 4:15 p.m. EDT.